Exhibit 99.1

BIGLARI HOLDINGS INC.
NEWS RELEASE

San Antonio, TX, January 25 – Biglari Holdings Inc. (NYSE: BH) announces its fiscal first quarter 2013 results:

Biglari Holdings Inc.’s earnings for the twelve weeks, which ended December 19, 2012, are summarized below.  To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(Amounts in $000s)
	Twelve Weeks Ended
	December 19,	December 21,
	2012	2011

Pre-tax operating earnings	$7,914	$10,849
Biglari Holdings investment gains	1	3,595
Consolidated affiliated partnerships investment gains and other income	(227)	2,200
Interest expense	(1,737)	(1,855)
Income taxes	(1,543)	(4,760)
Earnings attributable to noncontrolling interests	154	(1,234)
Net earnings attributable to Biglari Holdings Inc.	$4,562	$8,795

In the preceding table we separate earnings from our operating businesses as opposed to our investment and derivative gains/losses.  As of December 19, 2012, Biglari Holdings had $61.3 million of pre-tax unrealized investment gains, which if harvested in any given quarter can materially impact and thereby distort net income figures. The amount of realized investment gains may fluctuate from period to period. Because no predictive value exists, we encourage investors to analyze closely our business performance before they interpret the impact of realized gains.

Biglari Holdings currently holds its investments at market value, with unrealized appreciation, net of income tax effect included as a separate component of shareholders’ equity.  Shareholders’ equity can increase by the retention of earnings as well as by unrealized gains on marketable securities.

 About Biglari Holdings Inc.

Biglari Holdings Inc. is a diversified holding company engaged in a number of business activities. Its most important operating subsidiaries are involved in investment management and the franchising/operating of restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.

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